UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

IHOOKUP SOCIAL, INC.
f/k/a TITAN IRON ORE CORP.

(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF IHOOKUP SOCIAL, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

iHookup Social, Inc.
f/k/a Titan Iron Ore Corp.
125 E. Campbell Ave.
Campbell, California 95008
(855) 473-7473

INFORMATION STATEMENT
(Definitive)

January 22, 2015

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock and Preferred Stock of iHookup Social, Inc., f/k/a Titan Iron Ore Corp.:

This Information Statement has been filed with the Securities and Exchange Commission (“SEC”) and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders  (the “shareholders”) of common stock, par value $.0001 per share (the “common stock”) and preferred stock, par value $.0001 (the “preferred stock”) of iHookup Social, Inc., a Nevada corporation (the “Company,” “we,” “us,” or “our” ), to notify the shareholders of the approval of the following action:

(1)
an amendment of the Company’s Articles of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at a ratio of 100 to 1 and grant to the Company’s Board of Directors the authority to abandon such proposed amendment notwithstanding authorization of the proposed amendment by the shareholders and not effect the reverse stock split, in its sole discretion; and

(2)
an amendment of Article IV, Section B(8) of the Company’s Articles of Incorporation to eliminate the Series A shareholders’ right to approve the voting powers, designations, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

On December 29, 2014, the actions above were approved by written consent of the Board of Directors (“Board”) and the shareholders holding a majority of the voting power of the Company.

This Information Statement is being mailed on or around January 22, 2015, to the shareholders of the Company as of December 30, 2014 (“Record Date”). Because shareholders holding a majority of the shares are in favor of the following action, proxies are not being solicited in this matter.

You are encouraged to read the attached Information Statement, including the attached Annexes for further information regarding these actions.  In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the actions described herein will be deemed ratified and effective at a date that is at least 20 calendar days after the date this Information Statement has been mailed to our record shareholders.  We anticipate this date to occur on or about the close of business on February 3, 2015.

This Information Statement is being furnished to you solely for the purpose of informing shareholders of the matters described herein in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.

iHookup Social, Inc.

By:	/s/ Robert A. Rositano, Jr.
Name: Robert A. Rositano, Jr.
Title: Chief Executive Officer

NOTICE OF CORPORATE ACTION TO BE TAKEN
PURSUANT TO WRITTEN CONSENT OF
THE BOARD OF DIRECTORS AND MAJORITY SHAREHOLDERS
IN LIEU OF A MEETING OF THE SHAREHOLDERS

Because shareholders representing a majority of the shares outstanding are in favor of the following corporate actions, shareholder approval will be achieved by written consent in accordance with the corporate laws of the State of Nevada.  In an effort to minimize the Company’s expenses, a meeting of the shareholders is not required and will not be held.

No Dissenter's Rights of Appraisal - The Company's shareholders do not have dissenter's rights of appraisal in connection with any of the matters to be approved by the shareholders.

1.  Share information.

(a)  Outstanding Shares and Voting Rights.

As of the Record Date, the Company's authorized capital stock consisted of 10,000,000,000 shares of common stock, $0.0001 per share par value, and 50,000,000 shares of preferred stock, $0.0001 per share par value, of which all are designated Series A preferred stock.  The rights, terms and preferences of preferred stock are set by the Board of the Company, subject to the consent of the holders of at least a majority of the then outstanding shares of Series A preferred stock.  As of the Record Date, there were 770,705,608 shares of common stock outstanding and 2,280,683 shares of preferred stock outstanding.  Each share of common stock entitles its holder to one vote on each matter submitted to the shareholders.  The holders of preferred stock are entitled to cast votes equal to nine (9) times the total number of shares of common stock which are issued and outstanding, or a total of  6,936,350,472 votes, voting together with the holders of common stock as a single class. All 2,280,683 shares of Series A preferred stock voted in favor of the action described above, thus because shareholders holding at least a majority of the voting rights of all outstanding shares of capital stock have executed a written consent approving of the proposals discussed herein, and having sufficient voting power to approve such proposals through ownership of capital stock, no other shareholder consent will be solicited in connection with this Information Statement.

The Series A preferred stock ownership and the corresponding number of votes are as follows:

Name of Preferred Stockholder	Number of Shares Preferred Stock held	Number of Votes held by such Preferred Shareholder
Robert A. Rositano, Jr.	225,520	685,884,728
Dean Rositano	225,520	685,884,728
Checkmate Mobile, Inc.	104,036	316,410,180
Copper Creek Holdings, LLC - Robert Rositano - Stacy Rositano	1,725,607	5,248,170,838
	862,804	2,624,085,419
	862,804	2,624,085,419

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the shareholders.  The Company anticipates that the actions contemplated herein will be effected on or about the close of business on February 3, 2015.

(b)  Security Ownership of Certain Beneficial Owners and Management.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of December 30, 2014 through the exercise or conversion of any stock option, convertible security, warrant or other right.  Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

The following tabulation shows, as of the Record Date, the number of shares of capital stock owned beneficially by: (a) all persons known to be the holders of more than five percent (5%) of voting securities, (b) Directors, (c) Executive Officers and (d) all other Officers and Directors as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

	(a) Holders Over 5%

Series A preferred	Robert A. Rositano, Jr.	1,088,324 (1)	Direct	47.72%

Series A preferred	Dean Rositano	225,520	Direct	9.89%

Series A preferred	Checkmate Mobile, Inc. 125 E. Campbell Ave., Campbell, California 95008	104,036	Direct	4.56%

Series A preferred	Copper Creek Holdings, LLC (2)	1,725,607	Direct	75.66%
	- Robert Rositano	862,804		37.83%
	- Stacy Rositano	862,804		37.83%

	(b) Directors

Series A preferred	Robert A. Rositano, Jr.	1,088,324 (1)	Direct and Indirect	47.72%

Series A preferred	Dean Rositano	225,520	Direct	9.89%

	(c) Executive Officers

Series A preferred	Robert A. Rositano, Jr. and Dean Rositano as named above

Series A preferred	(d) Officers and Directors as a Group for preferred stock	1,313,844 (1)	Direct and Indirect	57.61%

(1)  Includes the shares beneficially owned by Robert Rositano through Copper Creek Holdings, LLC.

(2) Copper Creek Holdings, LLC is owned and managed by Robert Rositano and his wife Stacy Rositano, thus each may be deemed to beneficially own half of the interest of Copper Creek Holdings, LLC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (3)

	(a) Holders Over 5%

Common stock	Copper Creek Holdings, LLC (2)	22,551,083	Direct	2.93%
	- Robert Rositano	11,275,542		1.46%
	- Stacy Rositano	11,275,542		1.46%

	(b) Directors

Common stock	Robert A. Rositano, Jr.	18,698,477 (1)	Direct and Indirect	2.43%

Common stock	Dean Rositano	7,695,917	Direct	1.00%

	(c) Executive Officers

Common stock	Frank Garcia 1735 E Ft Lowell Rd., Tucson, AZ 85719	77,000 (4)	Direct	0.01%

Common stock	Will Richards	1,642,808	Direct	0.21%

Common stock	Robert A. Rositano, Jr. and Dean Rositano as named above

Common stock	(d) Officers and Directors as a Group for common stock	28,114,202 (1)	Direct and Indirect	3.65%

(1)  Includes the shares beneficially owned by Robert Rositano through Copper Creek Holdings, LLC.

(2)  Copper Creek Holdings, LLC is owned and managed by Robert Rositano and his wife Stacy Rositano, thus each may be deemed to beneficially own half of the interest of Copper Creek Holdings, LLC.

(3)  Based on 770,705,608 of common stock issued and outstanding as of December 30, 2014.

(4)  Includes 35,000 vested stock options.

2.  Changes in Control

On February 6, 2014, the Company filed with the SEC a Form 8-K for the purpose of announcing its entry into an Agreement and Plan of Merger and Reorganization, dated January 31, 2014 (the “Merger Agreement”), with IHookup Social, Inc. (“iHookup”), via its wholly-owned subsidiary, iHookup Operations Corp.  iHookup’s  shareholders exchanged all of their twelve million (12,000,000) shares of outstanding stock for two million five hundred thousand (2,500,000) shares of the Company’s newly designated Series A preferred stock. Please see above for disclosure on beneficial ownership.

3. Matters to be Acted upon:

(a)
an amendment of the Company’s Articles of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at a ratio of 100 to 1 and grant to the Company’s Board the authority to abandon such proposed amendment notwithstanding authorization of the proposed amendment by the shareholders and not effect the reverse stock split, in its sole discretion; and

(b)
an amendment of Article IV, Section B(8) of the Company’s Articles of Incorporation to eliminate the Series A shareholders’ right to approve of the voting powers, designations, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock.

Proposal 1

AMEND THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT ON THE OUTSTANDING COMMON STOCK AT A RATIO OF 100 to 1 AT SUCH TIME, OR NOT TO EFFECT THE REVERSE STOCK SPLIT, AS DETERMINED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION

Background

As of May 1, 2014, the OTC Markets Group changed its eligibility requirements for listing on the OTCQB. Pursuant to the new requirements, OTCQB companies must have a minimum bid price of $0.01 per share for at least one of the previous thirty consecutive calendar days. Any OTCQB company that does not meet the minimum bid test will be downgraded to the OTC Pink Sheets. The Company did not meet the minimum bid test and on October 14, 2014, was delisted from OTCQB and moved to OTC Pink Sheets.

Vote Required

The Board and the shareholders holding a majority of the voting power have determined that it is advisable and in the best interests of the Company and its shareholders to authorize the Board to effect a reverse stock split of the Company’s outstanding common stock in order to regain the Company’s eligibility to be listed on OTCQB. The Board and a majority of the shareholders have approved an amendment to the Company’s Articles of Incorporation, which the Board may implement in its sole discretion, to effect a reverse stock split of our outstanding common stock at a ratio of 100 to 1 and grant to the Board the authority to abandon the reverse stock split without further action by the shareholders.  The principal effect of the reverse stock split would be to decrease the outstanding number of shares of common stock.  The relative voting and other rights that accompany the shares of common stock will not be affected by the reverse stock split.

The Board and shareholders holding a majority of the voting power have each adopted a resolution to amend the Company’s Articles of Incorporation as set forth in the Certificate of Amendment, substantially in the text attached as Annex A to this Information Statement.  The shares of common stock shall be split pursuant to the above ratio. The effect will be that after the stock split, the Company shall have approximately 7,707,056 issued and outstanding common stock, and approximately 2,280,683 issued and outstanding preferred stock. The reverse stock split shall be effective upon the filing the Certificate of Amendment for the Articles of Incorporation with the Nevada Secretary of State.

We are currently having conversations with potential investors. Accordingly, it is possible that we may issue additional shares of common stock. However, at this point, there is no written agreement obligating us to do so.

The text of the Certificate of Amendment for the Articles of Incorporation is attached to this Information Statement as Annex A, in substantially similar form.

Reasons for the reverse stock split

Due to the recent change in the OTCQB eligibility requirements, a reverse stock split of the Company’s common stock is required for the Company to regain its eligibility to be listed on the OTCQB. Additionally, the Board and shareholders holding a majority of the voting power believe that a reverse stock split may be desirable to improve the marketability and liquidity of the Company's common stock.  The anticipated increase in the market price of the Company's common stock expected as a result of a reverse stock split could improve the marketability and liquidity of the Company's common stock and encourage interest and trading in the common stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company's common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. However, it should be noted that a reverse stock split would decrease the total number of shares outstanding, which may impact the Company's liquidity. The Board is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Company's common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.  Moreover, the Board is hopeful that the reverse stock split will be one step in the effort to build a viable market for the Company’s common stock.

The Board does not intend for this transaction to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

Certain Risk Factors Associated with the reverse stock split

The effect of the reverse stock split upon the market prices for the Company's common stock is difficult to predict, and a decline in the market price of the Company’s common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split.

Shareholders should note that the effect of the reverse stock split upon the market prices for the Company's common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the Company's common stock after the reverse stock split is implemented will be proportional to the price for shares of the common stock immediately prior to the reverse stock split. Furthermore, the reverse stock split may not achieve the desired results that have been outlined above. Any reverse stock split may adversely impact the market price of the Company's common stock and any increased price per share of the common stock immediately after the reverse stock split may not be sustained for any prolonged period of time.

If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of the Company’s common stock will, however, also be based on the Company's performance and other factors, which are unrelated to the number of shares outstanding.

The reduction in the number of shares outstanding may have an adverse impact on some shareholders who would own “odd-lots” of shares following the reverse stock split, may be construed as having an anti-takeover effect and may adversely affect the liquidity of the Company’s common stock.

The reverse stock split may result in some shareholders owning  "odd-lots" of less than 100 shares of common stock,  particularly as the ratio for the reverse stock split  increases.  Brokerage  commissions  and other costs of  transactions  in odd-lots may be higher,  particularly  on a per-share basis,  than  the cost of  transactions  in even  multiples  of 100  shares.  The reduction in the number of shares outstanding would also result in an effective increase in the number of authorized but unissued shares of common stock, which may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Articles of Incorporation or Bylaws of the Company.  Furthermore, the liquidity of the Company’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effects of the reverse stock split on Voting Rights

Proportionate voting rights and other rights of the holders of the Company's common stock and preferred stock would not be affected by the reverse stock split. For example, a holder of 1% of the voting power of the outstanding shares of the Company's common stock and preferred stock immediately prior to the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of the Company's common stock and preferred stock after the reverse stock split. Although the reverse stock split would not affect the rights of shareholders or any stockholder's proportionate equity interest in the Company, subject to the treatment of fractional shares, the number of authorized shares of the Company's common stock and preferred stock would not be reduced and would increase significantly the ability of the Board to issue authorized and unissued shares without further shareholder action. The number of shareholders of record would not be affected by the reverse stock split.

Effect of the reverse stock split on Par Value and the Authorized but Unissued Shares of Common Stock and Preferred Stock

The par value of the Company's common stock and preferred stock would remain unchanged at $0.0001 per share. In addition, under the amendment to the Company’s Articles of Incorporation the number of authorized shares of the Company's common stock and preferred stock will not change if the Company effects a reverse stock split. This will effectively increase significantly the number of authorized but unissued shares of the Company's common stock and preferred stock, which will increase significantly the ability of the Board to issue authorized and unissued shares without further shareholder action. The future issuance of additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of the Company's common stock and preferred stock.

Effect of the reverse stock split on the existing Stock Option Plans

The reverse stock split will reduce the number of shares of the Company's common stock and preferred stock available for issuance under the Company's existing stock option plans in proportion to the exchange ratio of the reverse stock split.

The Company has outstanding stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of the stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of the outstanding stock options and warrants. In connection with the reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Effective Date

The reverse stock split would become effective as of  the date of filing of the applicable certificate of amendment with the office of the Secretary of State of the State of Nevada. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, 100 shares of common stock issued and outstanding immediately prior that effective date will be, automatically and without any action on the part of the shareholders, combined, converted and changed into one share of common stock in accordance with the ratio of the reverse stock split determined by the Board within the limits set forth in this proposal.

Fractional Shares shall be rounded up

No fractional shares of common stock would be issued as a result of the reverse stock split. In lieu of any fractional share interest, each holder of common stock who, as a result of the reverse stock split would otherwise receive a fractional share of common stock, will be entitled to round up such fraction share to the next whole share.

Exchange of Stock Certificates

Shortly after the effective date of the reverse stock split, each holder of an outstanding certificate theretofore representing shares of the Company's common stock will receive from Nevada Agency and Transfer Company, as the Company's exchange agent for the reverse stock split, instructions for the surrender of the certificate to the exchange agent. The instructions will include a form of transmittal letter to be completed and returned to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate which prior to the reverse stock split represented shares of the Company's common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name the certificate had been issued certificates registered in the name of that person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of the shares that were borne by the surrendered certificates representing the shares of common stock. Until surrendered as contemplated herein, each certificate which immediately prior to the reverse stock split represented any shares of common stock shall be deemed at and after the reverse stock split to represent the number of full shares of common stock contemplated by the preceding sentence.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate which prior to approval of the reverse stock split represented any shares of common stock, except that if any certificates of common stock are to be issued in a name other than that in which the certificates for shares of common stock surrendered are registered, it shall be a condition of the issuance that (i) the person requesting the issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of the certificate, if any) or establish to the satisfaction of the Company that the taxes have been paid or are not payable, (ii) the transfer shall comply with all applicable federal and state securities laws, and (iii) the surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

Accounting Matters

The reverse stock split will not affect the par value per share of our common stock and preferred stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock and preferred stock on its balance sheet will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Company’s common stock and preferred stock will be restated because there will be fewer shares of the Company’s common stock and preferred stock outstanding.

Federal Income Tax Consequences of the reverse stock split

EACH SHAREHOLDER IS ADVISED TO CONSULT HER OR HIS TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HER OR HIM OF A REVERSE STOCK SPLIT.

The reverse stock split is intended to constitute a reorganization. Assuming the reverse stock split qualifies as a reorganization, a shareholder generally will not recognize gain or loss on the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefore, and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

Proposal 2

AMENDMENT TO ARTICLE IV, SECTION B(8) OF OUR ARTICLES OF INCORPORATION TO ELIMINATE THE SERIES A SHAREHOLDERS’ RIGHT TO APPROVE OF THE RIGHTS OR PRIVILEGES OF ANY UNISSUED SERIES OF OUR PREFERRED STOCK

On December 29, 2014, the Board voted unanimously to authorize and recommend that our shareholders approve a proposal to amend Article IV, Section B(8) of the Company’s Articles of Incorporation to delete the underlined portion as follows:

“Section 8. Amendment. The Board of Directors of the Corporation is hereby authorized within the limitations and restrictions stated in this Amended and Restated Articles of Incorporation to determine or alter the voting powers, designations, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, with the consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, and to fix, alter or reduce the number (but not below the number then outstanding) constituting any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.”

On December 29, 2014, the shareholders holding shares of capital stock representing a majority of the outstanding shares entitled to vote (i.e. the Series A shareholders), approved by written consent the above amendment to Article IV, Section B(8) of our Amended and Restated Articles of Incorporation.

Reason for the Amendment

The Board believes that it is in the best interest of the Company to allow the Board the flexibility to determine the rights, preferences and privileges of any wholly unissued series of our preferred stock without the consent of the holders of at least a majority of the then outstanding shares of Series A preferred stock.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of voting stock is required for the approval of the amendment of our Articles of Incorporation. We have obtained this approval through the written consent of shareholders holding a majority of the outstanding voting power of our outstanding capital stock.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	The Registrant’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2012 and December 31, 2013;
(2)	The Registrant’s current reports on Form 8-K, as filed with the Commission on December 13, 2013, February 6, 2014, February 18, 2014, February 19, 2014, and October 20, 2014; and

(3)	The Registrant’s Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2014, June 30, 2014 and September 30, 2014.

(4)	The Registrant's Definitive Information Statement on Schedule 14C, as filed with the Commission on April 30, 2014.

You may request a copy of these filings, at no cost, by writing iHookup Social, Inc. 125 E. Campbell Ave. Campbell, California 95008, telephone: (855) 473-7473.  Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 125 E. Campbell Ave., Campbell, California 95008, telephone: (855) 473-7473.

If multiple shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each shareholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of common stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

iHookup Social, Inc.

Dated: January 22, 2015	By:	/s/ Robert A. Rositano, Jr.
Name: Robert A. Rositano, Jr.
Title: Chief Executive Officer

ANNEX A

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: iHookup Social, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

     a) The last sentence in Article IV(A) is hereby deleted in its entirety and replaced with the following:

“The Corporation shall effect a reverse stock split upon its outstanding Common Stock, at a ratio of one hundred-to-one (100:1).”

     b) Article IV(B)(8) is hereby deleted in its entirety and replaced with the following:

“Section 8. Amendment. The Board of Directors of the Corporation is hereby authorized within the limitations and restrictions stated in this Amended and Restated Articles of Incorporation to determine or alter the voting powers, designations, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix, alter or reduce the number (but not below the number then outstanding) constituting any such series and the designation thereof, or any of them, and to provide for the rights and terms of redemption or conversion of the shares of any such series.”

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 90%.

4. Effective date and time of filing: (optional)

5. Signature:

By:	/s/ Robert A. Rositano, Jr.
Name: Robert A. Rositano, Jr.
Title: Chief Executive Officer